Rule 12b-1 Distribution Plan and Agreement

                 Lord Abbett Investment Trust. -- Class C Shares


                  RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated as of June 8, 1996 by and between LORD ABBETT INVESTMENT TRUST., a Delaware business trust (the "Trust"), and LORD ABBETT DISTRIBUTOR LLC, a New York limited liability company (the "Distributor").

                  WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and the Distributor is the exclusive selling agent of the Trust's Class C shares of capital stock (the "Shares") pursuant to the Distribution Agreement between the Trust and the Distributor, dated as of the date hereof, and

                  WHEREAS, the Trust desires to adopt a Distribution Plan and Agreement (the "Plan") with the Distributor, as permitted by Rule 12b-1 under the Act, pursuant to which the Trust may make certain payments to the Distributor for payment to institutions and persons permitted by applicable law and/or rules to receive such payments ("Authorized Institutions") in connection with sales of Shares and for use by the Distributor as provided in paragraph 3 hereof, and

                  WHEREAS, the Trust's Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit the Trust and the holders of the Shares.

                  NOW,  THEREFORE,  in consideration of the mutual covenants and
of  other  good  and  valuable   consideration,   receipt  of  which  is  hereby
acknowledged, it is agreed as follows:

                  1. The Trust hereby authorizes the Distributor to enter into agreements with Authorized Institutions (the "Agreements") which may provide for the payment to such Authorized Institutions of distribution and service fees which the Distributor receives from the Trust in order to provide incentives to such Authorized Institutions (i) to sell Shares and (ii) to provide continuing information and investment services to their accounts holding Shares and otherwise to encourage their accounts to remain invested in the Shares. No payments shall be made hereunder to any Authorized Institution with respect to any accounts for which tracking data is not available. The Distributor may, from time to time, waive or defer payment of some fees payable at the time of the sale of Shares provided for under paragraph 2 hereof.



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                  2.  Subject to possible  reduction  as provided  below in this paragraph 2, the Trust shall pay to the Distributor fees (i) at the time of sale of Shares (a) for services, not to exceed .25 of 1% of the net asset value of the Shares sold and (b) for distribution, not to exceed .75 of 1% of the net asset value of the Shares sold; and (ii) at each quarter-end after the first anniversary of the sale of Shares (a) for services, at an annual rate not to exceed .25 of 1% of the average annual net asset value of Shares outstanding for one year or more and (b) for distribution, at an annual rate not to exceed .75 of 1% of the average annual net asset value of Shares outstanding for one year or more. For purposes of clause (ii) above, (A) Shares issued pursuant to an exchange for Class C shares of another Lord Abbett-sponsored Trust (or for shares of a Trust acquired by the Trust) will be credited with the time held from the initial purchase of such other shares when determining how long Shares mentioned in clause (ii) have been outstanding and (B) payments will be based on Shares outstanding during any such quarter. Sales in clause (i) above exclude Shares issued for reinvested dividends and distributions, and Shares outstanding in clause (ii) above include Shares issued for reinvested dividends and distributions which have been outstanding for one year or more. The service fees mentioned in this paragraph are for the purposes mentioned in clause (ii) of paragraph 1 of this Plan and the distribution fees mentioned in this paragraph are for the purposes mentioned in clause (i) of paragraph 1 and the second sentence of paragraph 3 of this Plan. The Distributor will monitor the payments hereunder and shall reduce such payments or take such other steps as may be necessary to assure that (x) the payments pursuant to this Plan shall be consistent with Article III, Section 26, subparagraphs (d)(2) and (5) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. with respect to investment companies with asset-based sales charges and service fees (the "NASD") as the same may be in effect from time to time and (y) the Trust shall not pay with respect to any Authorized Institution service fees equal to more than .25 of 1% of the average annual net asset value of Shares sold by (or attributable to shares sold by) such Authorized Institution and held in an account covered by an Agreement.


                  3. The Distributor may use amounts received as distribution fees hereunder from the Trust to finance any activity which is primarily intended to result in the sale of Shares including, but not limited to, commissions or other payments relating to selling or servicing efforts. Without limiting the generality of the foregoing, the Distributor may apply up to 10 of the 75 basis points designated as the distribution fee referred to in clause
(ii)(b) of paragraph 2 to expenses incurred by the Distributor if such expenses are primarily intended to result in the sale of Shares. The Trust's Board of Trustees (in the manner contemplated in paragraph 10 of this Plan) shall approve the timing, categories and calculation of any payments under this paragraph 3 other than those referred to in the foregoing sentence.

                  4. The net asset value of the Shares shall be determined as provided in the Articles of Incorporation of the Trust. If the Distributor waives all or a portion of fees which are to be paid by the Trust hereunder, the Distributor shall not be deemed to have waived its rights under this Agreement to have the Trust pay such fees in the future.

                  5. The Secretary of the Trust, or in his absence the Chief Financial Officer, is hereby authorized to direct the disposition of monies paid or payable by the Trust hereunder and shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

                  6. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the Trustees, officers, shareholders, or other representatives of the Trust are or may be "interested persons" of the Distributor, or any successor or assignee thereof, or that any or all of the Trustees, Trustees, officers, partners, or other representatives of the Distributor are or may be "interested persons" of the Trust, except as otherwise may be provided in the Act.

                  7. The Distributor shall give the Trust the benefit of the Distributor's best judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Plan and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Trust or its stockholders, or by creditors, Trustees or officers of the Trust; provided however, that nothing herein shall be deemed to protect the Distributor against any liability to the Trust or its stockholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

                  8. This Plan shall become effective on the date hereof, and shall continue in effect for a period of more than one year from such date only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such renewal.

                  9. This Plan may not be amended to increase materially the amount to be spent by the Trust hereunder without the vote of a majority of its outstanding voting securities and each material amendment must be approved by a vote of the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such amendment.
                  10. Amendments to this Plan other than material amendments of the kind referred to in the foregoing paragraph 9 of this Plan may be adopted by a vote of the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan. The Board of Trustees of the Trust may, by such a vote, interpret this Plan and make all determinations necessary or advisable for its administration.

                  11. This Plan may be terminated at any time without the payment of any penalty by (a) the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, or (b) by a shareholder vote in compliance with Rule 12b-1 and Rule 18f-3 under the Act as in effect at such time. This Plan shall automatically terminate in the event of its assignment.

                  12. So long as this Plan shall remain in effect, the selection and nomination of those Trustees of the Trust who are not "interested persons" of the Trust are committed to the discretion of such disinterested Trustees. The terms "interested persons," "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Act.

                  IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

                          LORD ABBETT INVESTMENT TRUST


                                                     By:
                                                                       Chairman




ATTEST:



Assistant Secretary



                           LORD ABBETT DISTRIBUTOR LLC


                                                     By: